+--------+
| FORM 4 |
+--------+                       U.S. SECURITIES AND EXCHANGE COMMISSION
[_] Check this box if                    WASHINGTON, D.C. 20549
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instructions 1(b).     Section 30(f) of the Investment Company Act of 1940
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person

    Steinberg                       Gilbert
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        (Last)                      (First)                        (Middle)
    c/o AstroPower, Inc.
    Solar Park
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                                   (Street)

    Newark                             DE                          19716-2000
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol

    AstroPower, Inc.  NASDAQ: APWR
    ----------------------------------------------------------------------------

3.  IRS or Social Security Number of Reporting (Voluntary)
    ----------------------------------------------------------------------------

4.  Statement for Month/Year     January, 2001
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5.  If Amendment, Date of Original (Month/Year)
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6.  Relationship of Reporting Person to Issuer (Check all applicable)


    [X] Director                            [_] 10% Owner

    [_] Officer                             [_] Other
        (give title below)                      (specify below)

    ----------------------------------------------------------------


Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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
Common Stock            1/11/01    M             15,000           A      $10.25
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Common Stock            1/11/01    M              6,000           A      $12.13           23,000              D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
(Print or Type Responses)

 Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------
Common Stock Option                   $10.25              1/11/01           M                                      15,000
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Common Stock Option                   $12.13              1/11/01           M                                       6,000
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
 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

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                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Security:     ficial
                                                                                (Instr.     ficially         Direct        Owner-
                               --------------------------------------------     5)          Owned            (D) or        ship
                               Date     Expira-              Amount or                      at End           Indirect (I)  (Instr.
                               Exer-    tion         Title   Number of                      of               (Instr. 4)    4)
                               cisable  Date                 Shares                         Month
                                                                                            (Instr. 4)
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

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                                                     Common  15,000
                                                     Stock
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                                                     Common   6,000                          11,000             D
                                                     Stock
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

Explanation of Responses:

                                                                                                                        2/8/01
** Intentional misstatements or omissions of facts constitute Federal           -----------------------------------  -----------
   Criminal Violations. See 18 U.s.C. 1001 and 15 U.S.C. 78ff(a).                 **Signature of Reporting Person        Date

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.